EXHIBIT 99.1


Mpower Communications Raises $17.47 Million to Fund Growth

ROCHESTER, N.Y., Sept. 26 -- Mpower Communications Corp. (OTC Bulletin Board:
MPOW - News), a leading provider of broadband Internet access and local and long distance voice services, today announced that it has raised $17.47 million through the private placement of 12,940,741 common shares at $1.35 per share, a premium of nearly 5% over the closing price yesterday, September 25. The company also issued warrants to purchase 2,588,148 shares of common stock at a price of $1.62 in connection with the transaction.

Mpower expects to use the new capital to raise its growth profile primarily by investing in additional sales, installations and product enhancements to increase its market share in Los Angeles, San Diego, Northern California, Las Vegas and Chicago.

"We believe the strength and flexibility of our business and our balance sheet allowed us to bring additional funding into the company without incurring any additional debt," said Mpower Communications Chairman and Chief Executive Officer Rolla P. Huff. "Further, we believe this investment reveals the value of the business we have built at Mpower. We now have the funding necessary to accelerate additional revenue growth and further increase the long-term value creation opportunities for the company."

The Shemano Group, a leading San Francisco-based investment banking firm, acted as placement agent for the transaction.

About Mpower Holding Corporation

Mpower Holding Corporation (OTC Bulletin Board: MPOW - News) is the parent company of Mpower Communications, a leading facilities-based broadband communications provider offering a full range of data, Internet access and Web hosting services as well as local, domestic and international calling plans for business customers. Further information about the company can be found at www.mpowercom.com.

Forward-Looking Statements

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Mpower Holding Corporation cautions investors that certain statements contained in this press release that state management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Management wishes to caution the reader these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties including, but not limited to, future sales growth, market acceptance of our product offerings, our ability to secure adequate financing or equity capital to fund our operations, network expansion, our ability to manage growth and maintain a high level of customer service, the performance of our network and equipment, our ability to enter into strategic alliances or transactions, the cooperation of incumbent local exchange carriers in provisioning lines and interconnecting our equipment, regulatory approval processes, changes in technology, price competition and other market conditions and risks detailed from time to time in our Securities and Exchange Commission filings. The company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.


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